Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

Sunoco Logistics Partners L.P.

Three Months Ended March 31, 2004
Fixed Charges:
Interest cost and debt expense	$4,897
Interest allocable to rental expense (a)	382

Total	$5,279

Earnings:
Income before income tax expense	$13,641
Equity in income of less than 50 percent owner affiliated companies (b)	(2,913)
Dividends received from less than 50 percent owned affiliated companies (b)	2,382
Fixed charges	5,279
Interest capitalized	—
Amortization of previously capitalized Interest	35

Total	$18,424

Ratio of Earnings to Fixed Charges	3.49

(a)	Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.
(b)	Reflects amounts attributable to interests in the following corporate joint ventures accounted for under the equity method: 9.4 percent in Explorer Pipeline Company, 31.5 percent in Wolverine Pipe Line Company, 12.3 percent in West Shore Pipe Line Company, 14.0 percent in Yellowstone Pipe Line Company, and 43.8 percent in West Texas Gulf Pipe Line Company.